KNOLL

Knoll, Inc. Files Action to Invalidate Humanscale Corporation Patent

EAST GREENVILLE, PA, January 12-- Knoll, Inc., (NYSE: KNL) today announced that it had filed an action to invalidate a Humanscale Corporation patent.

The Company stated that on January 10, 2006 Humanscale Corporation filed a lawsuit against Knoll, Inc. in U.S. District Court in Texas alleging that certain elements of Knoll's Life™ product infringed U.S. Patent No.6,959,965, which was issued on November 1, 2005. Humanscale is seeking a ruling of infringement, damages, costs, fees, interest and injunctive relief.

Knoll has filed its own lawsuit against Humanscale in the U.S. District Court in the Southern District of New York, challenging Humanscale's claim of infringement and the validity of the patent. Knoll is seeking a declaratory judgment that the patent is invalid and that Knoll is not infringing the patent. Knoll is also seeking costs, fees and injunctive relief.

Commenting on these actions, Patrick Milberger, Knoll senior vice president and general counsel, said, "Knoll has a long history of design integrity and protecting our intellectual property. We have reviewed their claims with our patent counsel, and we believe that Humanscale's patent is invalid and that their claims are without merit. We intend to vigorously defend ourselves. It is regrettable that they have resorted to pursuing our chair in the courts rather than in the marketplace."

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll's expected future results in the above litigation, as well as statements that include words such as "anticipate", "if", "believe", "plan", "estimate", "expect", "intend", "may", "could", "should", "will", and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include inherent uncertainties of patent litigation and factors outside of Knoll's control.

CONTACT:

Investors:

Barry L. McCabe
Senior Vice President and Chief Financial Officer
215 679-1301
bmccabe@knoll.com

Media:

David E. Bright
Vice President, Communications
212 343-4135
dbright@knoll.com